Exhibit 11
          THE TURNER CORPORATION AND SUBSIDIARIES
             COMPUTATION OF EARNINGS PER SHARE
         (in thousands, except per share amounts)

                                                           (unaudited)
                                                           Six Months Ended
                                                                June 30,
                                                           1996       1995

PRIMARY
Weighted average common shares outstanding                 5,234      5,174

Common stock equivalents (assuming the use of the
 proceeds from their exercise or issuance to acquire
 treasury stock using the average quarterly market price)
 granted under employee stock option and stock purchase
 plans                                                       77         97

Weighted average common and common equivalent shares
 outstanding                                              5,311      5,271
Earnings (loss) available to common shareholders less
 dividends on preferred stock, net of tax               ($1,353)    $1,243

Primary earnings (loss) per common share                 ($0.25)     $0.24

FULLY DILUTED
Weighted average shares outstanding used in the
 computation of primary earnings (loss) per share         5,234      5,174

Common stock equivalents (assuming the use of the
 proceeds from their exercise or issuance to acquire
 treasury stock using the quarter ended market price)
 granted under employee stock option and stock
 purchase plans                                              77        97

Conversion of convertible preferred stock to common
 stock                                                      848       849

Stock option equivalent shares                               54         -

Weighted average common and common equivalent shares
 outstanding                                              6,213     6,120

Earnings (loss) available for common shareholders less
  preferred dividend differential, net of tax           ($1,353)   $1,243

Fully diluted earnings (loss) per common share            (0.22)    $0.20